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                               [Knoll letterhead]


          KNOLL, INC. ANNOUNCES THAT WARBURG, PINCUS VENTURES, L.P. AND
               MANAGEMENT PROPOSE TO ACQUIRE OUTSTANDING SHARES AT
                                $25.00 PER SHARE

EAST GREENVILLE, PA, March 24, 1999 -- The board of directors of Knoll, Inc. (NYSE: KNL) announced today that it has received a proposal from Warburg, Pincus Ventures, L.P. and Knoll management to acquire all of the outstanding shares of Knoll's common stock owned by public shareholders at a price of $25.00 per share. Warburg, Pincus and Knoll management currently own approximately 60% of Knoll's outstanding shares.

The board also authorized the appointment of a special committee consisting of independent members of the board of directors to consider the proposal.

Founded in 1938, Knoll is a global office furnishings manufacturer committed to design excellence. The company's corporate headquarters is located in East Greenville, PA.

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